UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 8, 2004

Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50782	84-1588441
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

400 Oyster Point Blvd., Ste. 215, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 588-6404
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of November 15, 2004, Hana Biosciences, Inc. appointed Russell L. Skibsted, as its Vice President, Chief Financial Officer. From May 2000 until July 2004, Mr. Skibsted was chief financial officer and portfolio management partner of Asset Management Company, a Silicon Valley-based venture capital firm. From March 1997 to May 2000, Mr. Skibsted served as vice president in the Structured Finance Group of GE Capital Services. Prior to that, Mr. Skibsted was director of corporate development at Pinkerton’s, Inc. from January 1996 to March 1997. From October 2001 to August 2002, Mr. Skibsted served on the board of directors of TCSI Corporation, a software company based in the Bay Area. Mr. Skibsted holds an MBA from the Stanford University Graduate School of Business and a bachelor’s degree in economics from Claremont McKenna College.

Hana and Mr. Skibsted have entered into a written employment agreement providing for a 3-year term and an initial annual base salary of $175,000, as well as a $40,000 bonus payable prior to January 15, 2005 and other benefits generally made available to Hana’s other senior management. The employment agreement also provides that Mr. Skibsted is entitled to receive an option to purchase 150,000 shares of Hana’s common stock at a price of $2.39 per share. The option will vest in three equal annual installments, commencing November 2005. In the event Mr. Skibsted’s employment is terminated by Hana upon a “change of control” (as defined in the employment agreement), he is entitled to receive his base salary for six months thereafter or the remainder of the term, whichever is longer, and all unvested portions of his stock option grant shall be deemed vested. If, prior to the end of the 3-year term, Mr. Skibsted’s employment is terminated by Hana without “cause” or other than as a result of a “disability” (as those terms are defined in the agreement) or death or in connection with a change of control, then Mr. Skibsted is entitled to receive his base salary for a period of one year from the date of such termination, provided, however, that such amount shall be reduced by amounts Mr. Skibsted earns from other employment during such one-year period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANA BIOSCIENCES, INC.

Date: November 11, 2004	By:	/s/ Mark J. Ahn
Mark J. Ahn, Ph.D.
President and Chief Executive Officer